ECOLOGIC TRANSPORTATION, INC. (formerly USR Technology, Inc.)
(A DEVELOPMENT STAGE COMPANY)
PRO-FORMA CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Ecologic	Ecologic
ASSETS	Transportation, Inc.	Sciences, Inc.	Adjustments	Consolidated	Notes
	May 31, 2009	March 31, 2009
	(Unaudited)	(Unaudited)
Current Assets
Cash	$12,378	$500	$-	$12,878
Other Current Assets	4,259	2,500	-	6,759
Total Current Assets	16,637	3,000	-	19,637

Other Assets
Credit and license agreement	2,000	-	-	2,000
Equipment held for sale	738,989	-	-	738,989

TOTAL ASSETS	$757,626	$3,000	$-	$760,626

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$33,281	$-	$-	$33,281
Accounts Payable - Related Party	22,917	3,606	-	26,523
Accrued Expenses	10,931	-	-	10,931
Shareholder Loans	-	-	-	-
Total current liabilities	67,129	3,606	-	70,735

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value
75,000,000 shares authorized, 22,930,318	7,410	15,860	(340)	22,930
shares issued and outstanding
Additional Paid in Capital	1,232,079	5,223	(21,349)	1,215,953	b
(Deficit) Accumulated During the
Development/Exploration Stage	(548,992)	(21,689)	21,689	(548,992)	a
Total Stockholders' Equity	690,497	(606)	-	689,891

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$757,626	$3,000	$-	$760,626

ECOLOGIC TRANSPORTATION, INC. (formerly USR Technology, Inc.)
(A DEVELOPMENT STAGE COMPANY)
PRO-FORMA STATEMENTS OF OPERATIONS
(UNAUDITED)

	Ecologic
	Transportation,	Ecologic
	Inc.	Sciences, Inc.

		Three
	Nine Months	Months
	Ended	Ended
		March 31,
	May 31, 2009	2009	Adjustments	Consolidated

Sales revenue	$383,110	$-	$-	$383,110

Cost of sales	275,611	-	-	275,611
Gross profit	107,499	-	-	107,499.00

Mineral property expenses	-	-	-	-
General and administrative expenses	238,593	21,689	-	260,282
	238,593	21,689	-	260,282

Write down of fixed assets	19,442	-	-	19,442.00

Net (loss) before income taxes	(150,536)	(21,689)	-	(172,225)

Income taxes	-	-	-	-
				-
Net (loss)	$(150,536)	$(21,689)	$-	$(172,225)

Weighted average common shares
outstanding - basic and diluted	7,394,927	15,418,554		22,930,318

Net (loss) per common share -
basic and diluted	$(0.02)	$(0.00)	$-	$(0.01)

ECOLOGIC TRANSPORTATION, INC. (Formerly USR Technology, Inc.)
(A Development Stage Company)
NOTES TO THE PRO-FORMA FINANCIAL STATEMENTS
MAY 31, 2009
(Unaudited)

NOTE 1. BASIS OF PRO-FORMA PRESENTATION

On July 2, 2009, our wholly owned subsidiary Ecological Acquisition Corp. was merged into Ecologic Sciences, Inc. (formerly, Ecologic Transportation, Inc.) with Ecologic Sciences, Inc. (formerly, Ecologic Transportation, Inc.) being the sole surviving entity under the name “Ecologic Sciences, Inc.” and our company being the sole shareholder of the surviving entity. In connection with the closing of the merger, we issued an aggregate of 17,309,486 restricted shares of our common stock representing approximately 75.85% of the issued and outstanding shares of our company to the former shareholders of Ecologic Sciences, Inc. (formerly, Ecologic Transportation, Inc.).

Following the completion of the acquisition of Ecologic Sciences, Inc. (formerly, Ecologic Transportation, Inc.), we are a development stage company that plans to be engaged in the rental of environmentally friendly hybrid electric and low-emission vehicles to the public. In connection with the closing of the acquisition of Ecologic Sciences, Inc. (formerly, Ecologic Transportation, Inc.), we changed our executive office location to 1333 Ocean Avenue, Suite D, Santa Monica, California 90401.

Pursuant to the terms of the Agreement and Plan of Merger, as amended:

  effective June 11 2009, we effected a two (2) old for one (1) new reverse stock split of our issued and outstanding common stock. As a result, our authorized capital decreased from 150,000,000 shares of common stock with a par value of $0.001 to 75,000,000 shares of common stock with a par value of $0.001 and our issued and outstanding shares decreased from 15,020,017 shares of common stock to 7,410,000 shares of common stock;

  effective June 11, 2009, we changed our name from “USR Technology, Inc.” to “Ecologic Transportation, Inc.”, by way of a merger with our wholly owned subsidiary Ecologic Transportation, Inc., which was formed solely for the change of name. The name change and forward stock split became effective with the Over-the-Counter Bulletin Board at the opening of trading on June 11, 2009 under the new stock symbol “EGCT”. Our new CUSIP number is 27888B 105;

  certain of our pre-closing stockholders canceled 1,900,002 pre-consolidated shares of our common stock for no consideration for the purpose of making our capitalization more attractive to future equity investors; and

  certain affiliates of our company cancelled an aggregate of $108,500 of debt at no consideration.

  On July 1, 2009, we entered into a debt settlement subscription agreement with John L. Ogden, a director of our company, whereby Mr. Ogden has agreed to accept, in full satisfaction of the $55,417 currently owing to him, 110,834 restricted shares of our common stock issued at a deemed price of $0.50 per share.

On July 2, 2009 and in connection with the closing of the agreement and plan of merger, there was a change in control of our company that resulted from the issuance of 17,309,486 shares of our common stock to the former shareholders of Ecologic Sciences, Inc.

NOTE 2. PRO-FORMA ADJUSTMENTS

Adjustments included in the pro-forma consolidated financial statements are as follows:

a.	To eliminate the historical accumulated deficit account of Ecologic Sciences, Inc.
b.

To record the issuance of 17,309,486 shares of our common stock to the former shareholders of Ecologic Sciences, Inc., the cancelation of 1,900,002 pre-consolidated shares of our common stock for no consideration for the purpose of making our capitalization more attractive to future equity investors, and the issuance of 110,834 shares in a debt settlement;

NOTE 3. COMMON STOCK

The total number of authorized shares of common stock that may be issued by the Company is 75,000,000 with a par value of $0.001 per share. As a result of the merger our issued and outstanding shares increased from 5,620,832 shares of common stock to 22,930,318 shares of common stock.